Exhibit 99.1

Alkermes Contacts:
For Investors: Rebecca Peterson, + 1 781 609 6378
For Media: Jennifer Snyder, +1 781 609 6166

ALKERMES ELECTS NANCY WYSENSKI TO BOARD OF DIRECTORS

DUBLIN, Ireland, May 16, 2013 — Alkermes plc (NASDAQ: ALKS) today announced the election of Nancy J. Wysenski to the company’s Board of Directors. Most recently serving as Chief Commercial Officer at Vertex Pharmaceuticals Incorporated, Ms. Wysenski has more than 35 years of healthcare experience, nearly 30 years of which have been in leadership and commercial roles in the biopharmaceutical industry.

“We are very pleased to welcome Nancy to our Board. Nancy is an industry veteran with decades of experience in leading several of the most successful commercial operations in the business,” said Richard Pops, Chief Executive Officer of Alkermes. “Nancy’s exceptional grasp of the opportunities and challenges entailed in product launches, commercial development and operational growth will add significant strategic perspective as candidates from our pipeline portfolio, namely aripiprazole lauroxil and ALKS 5461, progress to the commercial stage.”

During her tenure at Vertex, Ms. Wysenski was responsible for expanding and directing the company’s sales, marketing, market research and sales operations activities for the company’s first two commercial products, INCIVEK® and KALYDECO®. Under her leadership, these two products generated more than $1.5 billion in combined sales within the first 12 months, and INCIVEK achieved net sales of $1 billion in less than a year, faster than any previous pharmaceutical product.

Prior to joining Vertex in 2009, Ms. Wysenski was Chief Operating Officer of Endo Pharmaceuticals, responsible for sales, marketing, commercial operations, outsourced production, supply chain management, human resources and business development activities, as well as the successful integration of Indevus Pharmaceuticals, Inc. following Endo’s acquisition of the company. Ms. Wysenski was President and Chief Executive Officer of EMD Pharmaceuticals, Inc., the North American subsidiary of Merck KGaA, prior to joining Endo, and also served as EMD’s Vice President of Commercial until 2001. Between 1984 and 1998, Ms. Wysenski held several sales-focused roles with Merck Human Health and Astra Merck, including Vice President of Field Sales for Astra Merck.

“I am very excited to be joining Alkermes’ Board of Directors at a time when the company is evolving into a robust biopharmaceutical development company that is generating novel pipeline candidates with significant commercial opportunities,” said Ms. Wysenski. “Alkermes is on the cusp of very promising developments with late-stage product candidates, aripiprazole lauroxil and ALKS 5461, which represent significant opportunities for the company to provide patients, providers and payors with meaningful new treatment options to address serious diseases. It is an invigorating time to join the Board with the rapid progress at the company, and I look forward to sharing my insights and experiences with the management team.”

Ms. Wysenski began her career in healthcare as a nurse in the Acute Psychiatry / Medical Teaching / Research Units at the Veteran’s Administration Medical Center in Cleveland. Ms. Wysenski serves on the Board of Directors of Reata Pharmaceuticals, Inc. and North Carolina Central University’s Board of Trustees. She is a founder of the Research Triangle Park Chapter of the Healthcare Businesswomen’s Association and served on the Nominating Committee and National Advisory Board of the Healthcare Businesswomen’s Association.

About Alkermes plc

Alkermes plc is a fully integrated, global biopharmaceutical company that applies its scientific expertise and proprietary technologies to develop innovative medicines that improve patient outcomes. The company has a diversified portfolio of more than 20 commercial drug products and a substantial clinical pipeline of product candidates that address central nervous system (CNS) disorders such as addiction, schizophrenia and depression. Headquartered in Dublin, Ireland, Alkermes plc has an R&D center in Waltham, Massachusetts; a research and manufacturing facility in Athlone, Ireland; and manufacturing facilities in Gainesville, Georgia and Wilmington, Ohio. For more information, please visit Alkermes’ website at www.alkermes.com.

Forward-Looking Statements

Certain statements set forth above may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning future operating performance, business plans or prospects; our expectations concerning the timing and results of our clinical development activities; the likelihood that ALKS 5461 or aripiprazole lauroxil or the company’s other pipeline product candidates will reach commercial stage; and the market potential for the company’s product candidates. These statements are neither promises nor guarantees and are subject to a variety of risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements.

These risks and uncertainties include, among others: whether clinical development activities will be completed on time or at all and whether the results of such activities will be predictive of real-world results or of results in subsequent clinical trials; whether the company, and its partners, are able to continue to successfully commercialize its products; the possibility of adverse decisions by the U.S. Food and Drug Administration (FDA) or regulatory authorities outside the U.S. regarding the company’s products; the possibility that the company’s products may prove difficult to manufacture, be precluded from commercialization by the proprietary rights of third parties, or have unintended side effects, adverse reactions or incidents of misuse; and those risks described in the company’s Annual Report on Form 10-K for the year ended March 31, 2012, and in other filings made by the company with the Securities and Exchange Commission (“SEC”) and which are available at the SEC’s website at www.sec.gov. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The information contained in this press release is provided by the company as of the date hereof and, except as required by law, the company disclaims any intention or responsibility for updating any forward-looking information contained in this press release.

INCIVEK® and KALYDECO® are registered trademarks of Vertex Pharmaceuticals Incorporated.

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